UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 2, 2010

MORRIS PUBLISHING GROUP, LLC
(Exact Name of Registrant as Specified in Its Charter)

Georgia
(State or other jurisdiction of incorporation)

333-112246	26-2569462
(Commission File Number)	(IRS Employer Identification No.)

725 Broad Street; Augusta, Georgia	30901
(Address of Principal Executive Offices)	(Zip Code)

(706) 724-0851
(Registrants’ Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01	Regulation FD Disclosure

On March 1, 2010, Morris Publishing Group, LLC and its subsidiaries ("Morris Publishing"), as Debtors, completed the necessary steps (as described below) to consummate the Debtors' Prepackaged Joint Plan of Reorganization Pursuant to Chapter 11 of the Bankruptcy Code (the Plan) which was confirmed by the United States Bankruptcy Court for the Southern District of Georgia, Augusta Division on February 17, 2009.

Pursuant to the Plan, the claims of the holders of Morris Publishing’s 7% Senior Subordinated Notes Due 2013, in an aggregate principal amount of approximately $278.5 million plus accrued and unpaid interest, (the "Original Notes") were cancelled in exchange for the issuance of $100 million in aggregate principal amount of new secured notes due in 2014.

Concurrent with the cancellation of the Original Notes, the Morris family, through its affliated entities, made a capital contribution to Morris Publishing of approximately $85 million and repaid approximately $25 million of intercompany indebtedness to Morris Publishing, resulting in the cancellation of approximately $110 million in aggregate principal amount of the Tranche C senior secured debt outstanding under the Amended and Restated Credit Agreement, dated as of October 15, 2009 (the "Credit Agreement"). All paid-in-kind ("PIK") interest accrued on the Tranche C debt was cancelled.

In addition, Morris Publishing repaid from cash on hand the entire $19.7 million principal amount of Tranche A senior secured debt plus accrued interest.

On March 2, 2010, Morris Publishing issued a press release relating to the foregoing, a copy of which is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits:

Exhibit No.	Description

99.1	Press release, dated March 2, 2010, announcing Morris Publishing Group, LLC's emergence from Bankruptcy.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 2, 2010	MORRIS PUBLISHING GROUP, LLC

	By:	/s/ Steve K. Stone
Steve K. Stone Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release, dated March 2, 2010, announcing Morris Publishing Group, LLC's emergence from Bankruptcy.